                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Medirisk, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  [MEDIRISK LOGO]

                         TWO PIEDMONT CENTER, SUITE 400
                            3565 PIEDMONT ROAD, N.E.
                          ATLANTA, GEORGIA 30305-1502

                                                                  April 16, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Medirisk, Inc., which will be held at the principal executive offices of the Company at Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia, on Wednesday, May 21, 1997 at 10:30 A.M. local time.

     The items of business to be conducted at the Annual Meeting are explained in the accompanying Proxy Statement. The only scheduled item of business is to elect two directors. No presentations or Company briefings are on the agenda for this meeting.

     Even if you plan to attend, please complete the enclosed proxy card and return it in the enclosed envelope so that your shares will be voted. You will still be able to vote your shares in person if you attend the Annual Meeting and would like to revoke your proxy.

     We sincerely appreciate your past support, and we look forward to your continued support during the next year.

     If you have any questions about the Annual Meeting, Proxy Statement or the accompanying 1996 Annual Report on Form 10-K, please contact our Corporate Secretary, Barry W. Burt, at (404) 364-6700.

                                          Sincerely,

                                          /s/ Mark A. Kaiser
                                          MARK A. KAISER
                                          Chairman of the Board &
                                          Chief Executive Officer

                                 MEDIRISK, INC.

                         TWO PIEDMONT CENTER, SUITE 400
                            3565 PIEDMONT ROAD, N.E.
                          ATLANTA, GEORGIA 30305-1502

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997

     Notice is hereby given to the holders of Common Stock of Medirisk, Inc. (the "Company") that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of the Company will be held at the principal executive offices of the Company at Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia, on Wednesday, May 21, 1997, at 10:30 A.M., local time, for the following purposes:

          (i) To elect two persons to serve as directors of the Company; and

          (ii) To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement.

     Only those stockholders of record at the close of business on April 4, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Annual Meeting.

     By Order of the Board of Directors.

                                          BARRY W. BURT
                                          Secretary

April 16, 1997
Atlanta, Georgia

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                 MEDIRISK, INC.

                         TWO PIEDMONT CENTER, SUITE 400
                            3565 PIEDMONT ROAD, N.E.
                          ATLANTA, GEORGIA 30305-1502

                                PROXY STATEMENT
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1997

     This Proxy Statement is furnished to holders of the common stock ("Common Stock") of Medirisk, Inc., a Delaware corporation ("Medirisk" or the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Common Stock at the 1997 Annual Meeting of Stockholders to be held at 10:30 A.M., local time, at the principal executive offices of the Company at Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia, on Wednesday, May 21, 1997, and at any adjournments thereof (the "Annual Meeting").

     The Annual Meeting will be held for the following purposes:

          (i) To elect two persons to serve as directors of the Company; and

          (ii) To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

     This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about April 16, 1997. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including financial statements, is being sent to stockholders with this Proxy Statement.

STOCKHOLDERS ENTITLED TO VOTE

     Only record holders of the Common Stock at the close of business on April 4, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date there were 4,031,759 shares of Common Stock issued and outstanding held by approximately 25 stockholders of record. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed, and shares may be transferred after the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.

QUORUM AND VOTING REQUIREMENTS

     Pursuant to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), holders of Common Stock will be entitled to one vote for each share held. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting, provided a quorum is present; therefore, abstentions and "broker non-votes" (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will have no effect. With respect to the election of directors, stockholders may (i) vote in favor of both of the nominees, (ii) withhold authority to vote for both of the nominees or (iii) withhold authority to vote for one of the nominees, but vote in favor of the other nominee. Pursuant to the Company's Bylaws (the "Bylaws"), a majority of the shares of Common Stock must be present to establish a quorum. For purposes of determining the presence of a quorum, abstentions will be counted as present, but broker non-votes will not be counted.

     The Company believes that approximately 848,169 shares owned or controlled on the Record Date by the directors and executive officers of the Company (or by companies or funds affiliated with directors of the Company), constituting approximately 21.0% of the outstanding Common Stock, will be voted in favor of each of the proposals.

     Unless otherwise indicated, information in this Proxy Statement reflects the 0.6496-for-one reverse stock split with respect to the Common Stock that was effective January 28, 1997, immediately prior to the effectiveness of the Company's registration statement for its initial public offering.

PROXIES

     If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED
(I) FOR THE ELECTION OF BOTH NOMINEES FOR DIRECTOR OF THE COMPANY, AND (II) IN THE BEST JUDGMENT OF SUCH PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

     A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed to Medirisk, Inc., Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305-1502, Attention: Barry W. Burt, Secretary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Based solely on information furnished to the Company, the following table sets forth certain information with respect to the beneficial ownership of Common Stock as of March 21, 1997 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each executive officer of the Company; and (iv) all of the Company's executive officers and directors as a group. Unless otherwise indicated, the business address of each person listed below is care of Medirisk, Inc., Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305-1502. As of March 21, 1997, there were 4,031,759 shares of Common Stock outstanding.

                                                                NUMBER OF SHARES
                                                                 OF COMMON STOCK         PERCENT
NAME                                                          BENEFICIALLY OWNED(1)    OF CLASS(2)
----                                                          ---------------------    -----------
Brantley Venture Partners II, L.P.(3).......................          522,745             12.7
Sears Pension Trust(4)......................................          522,745             12.7
HealthPlan Services Corporation(5)..........................          480,442             11.1
Mark A. Kaiser..............................................          287,773(6)           6.9
Keith O. Cowan..............................................            1,000             *
Michael J. Finn.............................................          524,245(7)          12.7
William M. McClatchey, M.D..................................           20,000             *
James K. Murray, III........................................          480,442(8)          11.1
Robert P. Pinkas............................................          527,745(9)          12.8
Kenneth M. Goins, Jr........................................           39,176(10)          1.0
Paul A. Rodwick.............................................            5,000             *
Laurence H. Powell(11)......................................          314,357              7.8
All directors and executive officers as a group (8
  members)..................................................        1,362,636             30.0

---------------

  * Less than one percent.
 (1) The named stockholders have sole voting and investment power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.
 (2) Pursuant to the rules of the Securities and Exchange Commission, shares of the Company's Common Stock that a person has the right to acquire within 60 days pursuant to the exercise or stock options or warrants are deemed to be outstanding for purposes of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (3) The address of Brantley Venture Partners II, L.P. is 20600 Chagrin Boulevard, Suite 1150 Tower East, Cleveland, Ohio 44122. Includes warrants to purchase 97,440 shares of Common Stock.
 (4) The address of Sears Pension Trust is c/o Chase Manhattan Bank, N.A., Trustee, 4 Chase MetroTech Center, 18th Floor, Brooklyn, New York 11245. Includes warrants to purchase 97,440 shares of Common Stock.
 (5) The address of HPSC is 3501 Frontage Road, Tampa, Florida 33607. Includes warrants to purchase 298,150 shares of Common Stock.
 (6) Includes options to purchase 112,381 shares of Common Stock.
 (7) Includes 522,745 shares owned by Brantley Venture Partners II, L.P. Mr. Finn is a partner of a partnership which is itself a general partner of Brantley Venture Partners II, L.P. and, as such, may be deemed to share voting and investment power with respect to the shares owned by Brantley Venture Partners II, L.P. See Note 3 above.
 (8) Represents shares owned by HPSC. Mr. Murray is an executive officer of HPSC and, as such, may be deemed to share voting and investment power with respect to the shares owned by HPSC. See Note 4 above.
 (9) Includes 522,745 shares owned by Brantley Venture Partners II, L.P. Mr. Pinkas is a partner of a partnership which is itself a general partner of Brantley Venture Partners II, L.P. and, as such, may be deemed to share voting and investment power with respect to the shares owned by Brantley Venture Partners II, L.P. See Note 3 above.
(10) Includes options to purchase 6,496 shares of Common Stock.
(11) The address of Mr. Powell is P.O. Box 501085, Atlanta, Georgia 31150

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Company's Board of Directors shall consist of not less than three and not more than twelve individuals, with the exact number to be determined by resolution of a majority of the Board of Directors. The Board of Directors has by resolution set the number of directors at six. The Company's Bylaws provide that the Board of Directors shall consist of three classes of directors serving staggered terms of office, with each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a three-year term to serve until the election and qualification of their successors. The two current Class 1 directors, Keith O. Cowan and William M. McClatchey, M.D. have been nominated for re-election at the Annual Meeting for a three-year term. The Class 2 and Class 3 directors, named below, have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

     It is the intention of the persons named as proxies to vote the Proxies for election of each of Mr. Cowan and Dr. McClatchey as a Class 1 director of the Company, unless the stockholders direct otherwise in their Proxies. Each Class 1 director will be elected to hold office until the 2000 Annual Meeting of Stockholders or until his earlier death, resignation or removal. Each of Mr. Cowan and Dr. McClatchey has consented to continue to serve as a director of the Company if re-elected. In the unanticipated event that Mr. Cowan or Dr. McClatchey refuses or is unable to serve as a director, the Board of Directors, in its discretion, may designate a substitute nominee or nominees (in which case the persons named as proxies will vote all valid Proxies for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until the Board locates a suitable candidate or candidates or by resolution reduce the authorized number of directors. The Board of Directors has no reason to believe that either of the nominees will be unable or will decline to serve as a director.

                        DIRECTOR AND NOMINEE INFORMATION

     Based upon information supplied by them, set forth below is certain information concerning the nominees for election as Class 1 and the directors in Classes 2 and 3 whose terms of office will continue after the Annual Meeting, including the name and age of each, their current principal occupations (which have continued for at least the past five years unless otherwise indicated), the names and principal businesses of the corporations or other organizations in which their occupations are carried on, the year each was elected to the Board of Directors of the Company, their positions with the Company and their directorships in other publicly held companies.

  CLASS 1 NOMINEES FOR DIRECTOR (CURRENT TERMS EXPIRE 1997)

     Keith O. Cowan (age 40) has been a director of the Company since January 1997. Mr. Cowan is Vice President -- Corporate Development for BellSouth Corporation. Mr. Cowan joined BellSouth as an executive officer in May 1996. He is responsible for managing the merger and acquisition activities of BellSouth and its operating subsidiaries, including the identification of acquisition candidates and the structuring and negotiation of transactions. Prior to joining BellSouth, Mr. Cowan was associated with Alston & Bird, a law firm based in Atlanta, Georgia, for 14 years, becoming a partner in the firm in 1990. His experience included the representation of public and private corporate clients in corporate and securities transactions. During his last five years at Alston & Bird, Mr. Cowan specialized in the healthcare and insurance industries. Alston & Bird is the Company's principal outside legal counsel.

     William M. McClatchey, M.D., F.A.C.P., F.A.C.R. (age 48) has been a director of the Company since January 1997. Dr. McClatchey is a physician practicing in Atlanta, Georgia, specializing in Primary Care Internal Medicine and Rheumatology. Dr. McClatchey has practiced medicine at the Piedmont Clinic since 1979. Dr. McClatchey was a member of the Board of Directors of BankSouth Corporation, N.A. from 1992 to 1996, and served as Chairman of its Community Development Committee from 1993 to 1996. He is a member of the American College of Physicians, serving on its Committee on Medical Informatics from 1986 until 1992 and as Chairman of that committee from 1990 to 1992. Dr. McClatchey was a member of the Health Policy

Advisory Committee of the Center for Strategic and International Studies in 1993 and served as Chairman of the Study Group on Preventive Health and Infrastructure in 1993. Dr. McClatchey is President and serves on the Board of Trustees of Georgia Health Decisions, Inc., a community-based not-for-profit organization working for comprehensive healthcare reform in Georgia. Dr. McClatchey is a member of the Georgia Coalition for Health, a 32-member group charged by Governor Zell Miller to devise a proposal to reform Georgia's Medicaid program. In addition, Dr. McClatchey is a member of the Board of Directors and Executive Committee of the Georgia Health Policy Center at Georgia State University and a member of the Information Systems Steering Committee for Promina Health System, Atlanta, Georgia.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO CLASS 1 NOMINEES LISTED ABOVE. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE IN THE ELECTION AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

  CLASS 2 DIRECTORS CONTINUING IN OFFICE (TERMS EXPIRE 1998)

     Michael J. Finn (age 47) has been a director of the Company since 1992. Mr. Finn has been a partner of Brantley Venture Partners II, L.P., a venture capital firm located in Cleveland, Ohio, since 1995. Prior to joining Brantley, Mr. Finn was Vice President, Equities for Sears Investment Management Co. from 1987 until 1995. Mr. Finn is also a director of Silvon Software, Health Care Solutions, Inc. and Pediatric Services of America, Inc. Mr. Finn has been an active investor in small businesses since 1976.

     James K. Murray, III (age 34) has been a director of the Company since January 1996. Since October 1995, Mr. Murray has been Executive Vice President and Chief Financial Officer of HealthPlan Services Corporation ("HPSC"), a Tampa, Florida-based healthcare services company providing marketing, distribution, administrative and cost containment services on behalf of healthcare payers. Prior to joining HPSC, Mr. Murray was President and Chief Executive Officer of Plant State Bank, a federally-insured commercial bank in Hillsborough County, Florida from 1990 until October 1995. From 1985 to 1990, Mr. Murray was an accountant with Arthur Andersen & Co. in Atlanta, Georgia. Mr. Murray is also on the board of directors of DynaBit U.S.A., Inc., an international value added distributor of computer parts and components. Mr. Murray is a licensed Certified Public Accountant.

  CLASS 3 DIRECTORS CONTINUING IN OFFICE (TERMS EXPIRE 1999)

     Mark A. Kaiser (age 39) joined the Company in 1991 and serves as Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Kaiser has been a director of the Company since 1991. Prior to being recruited to Medirisk, Mr. Kaiser's experience included senior and executive management positions in sales and marketing for healthcare and technology companies. Before joining Medirisk, Mr. Kaiser was Vice President of Sales and Marketing for Charter Medical Corporation, the nation's largest chain of psychiatric hospitals. Mr. Kaiser was Senior Vice President of Marketing at TelecomUSA, where he worked from the early stages of the company until its acquisition by MCI Communications Corporation. Mr. Kaiser was involved in TelecomUSA's acquisition and consolidation of more than 50 companies, and he co-managed the consolidation of the TelecomUSA customer base onto standard MCI products.

     Robert P. Pinkas (age 42) has been a director of the Company since 1991. Mr. Pinkas is currently a General Partner and was a founding partner of Brantley Venture Partners II, L.P., a venture capital firm located in Cleveland, Ohio. Mr. Pinkas was a founder of Brantley Partners in 1981 and has worked with it and its related investment partnerships since then. Mr. Pinkas has been a director, officer and investor in several early-stage businesses since 1981, and he currently serves as a director of Quad Systems Corporation, Gliatech, Inc., Summit Environmental Group, Inc., and Pediatric Services of America, Inc.

  MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has established standing Audit, Compensation and Non-Management Directors' Stock Option Plan Committees. The Company does not have a standing nominating committee.

     Audit Committee. The Audit Committee, presently composed of Messrs. Finn and Murray (Chairman) and Dr. McClatchey, is responsible for recommending independent auditors, reviewing the scope and results of the audit engagement with the independent auditors and establishing and monitoring the Company's financial policies and control procedures. The Audit Committee did not meet during 1996, and its functions were performed by the Board of Directors as a whole.

     Compensation Committee. The Compensation Committee, presently composed of Messrs. Cowan and Pinkas (Chairman), is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers and for administering the Company's Stock Incentive Plans (other than the Medirisk, Inc. Non-Management Directors' Stock Option Plan). During 1996, the Compensation Committee met two times.

     Non-Management Directors' Stock Option Plan Committee. The Non-Management Directors' Stock Option Plan Committee, which is comprised of Messrs. Kaiser and Pinkas, is responsible for administering the Medirisk, Inc. Non-Management Directors' Stock Option Plan. The Non-Management Directors' Stock Option Plan Committee was established after the end of 1996.

     The Board of Directors as a whole functions as the nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees submitted by holders of Common Stock if submitted to the Company on or before December 15, 1997. See "Stockholder Proposals for 1998 Annual Meeting of Stockholders."

     During 1996, the Board of Directors met five times. Each director, during the period he was a director, attended at least 75% of the meetings of the Board of Directors and at least 75% of the total number of all meetings of all of the committees on which he served.

  DIRECTOR COMPENSATION

     Members of the Board of Directors who are not officers of the Company receive (i) an annual retainer of $5,000; (ii) a fee of $1,000 for each meeting of the Board of Directors that such member attends in person; (iii) a fee of $250 for each meeting of the Board of Directors that such member attends by telephone; and (iv) a fee of $250 for each meeting of a committee of the Board of Directors that such member attends in person or by telephone.

     The Company has also established the Medirisk, Inc. Non-Management Directors' Stock Option Plan (the "Directors' Plan"), which provides for the issuance of non-qualified stock options to directors of the Company who are not employed by the Company. Messrs. Cowan, Finn, Murray and Pinkas and Dr. McClatchey are eligible to participate in the Directors Plan. Pursuant to the Directors' Plan, in 1997 each eligible director received an initial grant of 10,000 options upon the completion of the Company's initial public offering at a price equal to $11.00, the initial public offering price. The Directors' Plan provides that each eligible director who is first elected or appointed to serve as a director following the Company's initial public offering will be granted an option as of the first business day following his or her first day of service as a director to purchase 10,000 shares of Common Stock. An option granted under either of the foregoing circumstances is hereinafter referred to as an "Initial Option." Thereafter, each eligible director will be granted as of the last business day of each following fiscal year an option to purchase 5,000 shares of Common Stock (an "Annual Option"), provided that the eligible director continues to serve as director as of the last business day of that fiscal year. In addition, each eligible director will be granted, as of the date of exercise of any Initial Option or Annual Option, an option to purchase a number of shares equal to the number, if any, of the shares of Common Stock tendered in payment of the exercise price as described below, provided that the optionee is a member of the Board of Directors as of the exercise date. No options will be granted to an eligible director who is otherwise precluded from receiving a grant of Common Stock. If the remaining number of shares reserved for issuance under the Directors' Plan is insufficient to grant options for the appropriate number of shares to all eligible directors as of any grant date, then no options will be granted as of that grant date.

     The exercise price of an option will be equal to the fair market value of a share of Common Stock on the date of grant. All options granted under the Directors' Plan will become exercisable in one-third increments over three years following the date of grant, provided, however, that in the event of a director's death or disability, any such option will become exercisable immediately in full upon the later of (i) the optionee's death or disability or
(ii) six months following the date of grant. The Directors' Plan is administered by the Non-Management Directors' Stock Option Plan Committee.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are Mr. Kaiser (who is discussed above), Paul A. Rodwick and Kenneth M. Goins, Jr.

     Paul A. Rodwick (age 50) has served as Executive Vice President and Chief Operating Officer since joining Medirisk in December 1996. Prior to joining the Company, Mr. Rodwick served in various positions with Attachmate Corporation ("Attachmate"), a manufacturer and seller of computer software and hardware products for network applications from 1985 until November 1996. From 1995 until November 1996, Mr. Rodwick was Executive Vice President with responsibility for several product lines as well as responsibility for Attachmate's worldwide manufacturing operations. From 1993 to 1995, Mr. Rodwick was President of Attachmate's Unisys Division, which developed, manufactured and marketed Unisys connectivity and database access products. From 1991 to 1993, Mr. Rodwick was a Senior Vice President of Attachmate with responsibility for worldwide technical support, information systems and operations (including worldwide manufacturing and materials management). Prior to 1991, Mr. Rodwick was a Vice President of Attachmate with a variety of manufacturing and management responsibilities. Prior to joining Attachmate, Mr. Rodwick was Vice President and General Manager of the Computer Graphics Division of Chromatics, Inc. from 1981 to 1985.

     Kenneth M. Goins, Jr. (age 38), served as Vice President, Finance and Administration and Chief Financial Officer of the Company from joining Medirisk in April 1996 until December 1996 when he was elected Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Goins served in various capacities with First Data Corporation ("FDC") and its predecessors First Financial Management Corporation ("FFMC") and MicroBilt Corporation ("MBC") from 1985 until April 1996. From 1995 until April 1996, Mr. Goins was Vice President of Financial Planning and Analysis for FDC, a major financial information services company based in Atlanta. FDC acquired FFMC in October of 1995, where Mr. Goins served as Vice President of Financial Planning and Analysis from June 1994 until October 1995. During the last half of his tenure at FFMC and FDC, Mr. Goins also served as Chief Financial Officer for Unified Merchant Services, a credit card processing joint venture with NationsBank. From 1985 until June 1994, when it was acquired by FFMC, Mr. Goins was an officer of MBC. He served at various times as the Executive Vice President, Chief Financial Officer and Controller of MBC, an Atlanta-based computer software services company. While at MicroBilt and FFMC, Mr. Goins was involved in a number of acquisitions in the information and software industries. Prior to his employment with MBC, Mr. Goins was employed in various capacities by Colonial Life and Accident Insurance Company, based in Columbia, South Carolina. Mr. Goins is a licensed Certified Public Accountant.

                          COMPENSATION-RELATED MATTERS

  SUMMARY COMPENSATION INFORMATION

     The following tables present certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended December 31, 1996, for the Chief Executive Officer of the Company and the Chief Financial Officer of the Company. The Chief Executive Officer and the Chief Financial Officer of the Company are referred to as the "Named Executive Officers." None of the other executive officers of the Company received total annual salary and bonus in excess of $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE

                                                               YEAR ENDED DECEMBER 31, 1996
                                                              ------------------------------
NAME AND PRINCIPAL POSITIONS                                   SALARY    BONUS      OTHER
----------------------------                                  --------   ------   ----------
Mark A. Kaiser..............................................  $190,000     --     $36,000(1)
  Chairman of the Board, Chief Executive Officer and
     President                                                                    $58,335(2)
Kenneth M. Goins, Jr. ......................................  $ 92,702     --     $41,667(2)
  Chief Financial Officer and Executive Vice President

---------------

(1) Represents forgiveness of certain indebtedness owed by Mr. Kaiser to the Company in connection with the entry by Mr. Kaiser and the Company into a new Employment Agreement. See "Certain Transactions."
(2) Represents the difference between the exercise price and the fair market value of certain options granted in 1996.

                          OPTION GRANTS IN FISCAL 1996

     The following table presents certain summary information concerning options granted to the Named Executive Officers in 1996:

                                           PERCENT OF                                      POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF      TOTAL                 MARKET                     ASSUMED ANNUAL RATES OF
                                SHARES      OPTIONS                 VALUE                     STOCK APPRECIATION FOR
                              UNDERLYING       TO                    ON                             OPTION TERM
                               OPTIONS     EMPLOYEES    EXERCISE    GRANT    EXPIRATION   -------------------------------
NAME                           GRANTED      IN 1996      PRICE      DATE        DATE       0%(1)        5%         10%
----                          ----------   ----------   --------   -------   ----------   --------   --------   ---------
Mark A. Kaiser...........       12,992(2)      7.4%     $0.6414    $1.9243    2/1/2006     $16,668    $32,389    $ 56,511
                                32,480(2)     18.4%     $0.6414    $1.9243    6/1/2006     $41,667    $80,974    $141,278
Kenneth M. Goins, Jr. ...       32,480(2)     18.4%     $0.6414    $1.9243    4/1/2006     $41,667    $80,974    $141,278

---------------

(1) Calculated based upon the difference between the exercise price and the market value of Common Stock on the date of grant.
(2) All options become exercisable as to 20% of the subject shares on each of the first five anniversaries of the date of grant.

                         FISCAL YEAR-END OPTION VALUES

     The following table presents certain information concerning the year-end value of unexercised stock options held by the Named Executive Officers.

                                                     NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1996(#)         DECEMBER 31, 1996($)(1)
                                                  ---------------------------   ---------------------------
NAME                                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                              -----------   -------------   -----------   -------------
Mark A. Kaiser..................................    109,782        50,019       $1,137,188      $518,129
Kenneth M. Goins, Jr. ..........................          0        32,480       $        0      $336,447

---------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1996 ($11.00 per share as determined by the Board of Directors) and the exercise price of the Named Executive Officers' options.

  STOCK INCENTIVE PLANS

     Medirisk Stock Incentive Plan. The Board of Directors of the Company adopted and the stockholders of the Company approved the Medirisk, Inc. 1996 Stock Incentive Plan (the "Incentive Plan"). Pursuant to the Incentive Plan, awards are permitted to be granted in the form of non-qualified stock options, incentive stock options, stock appreciation rights and shares of restricted stock. In addition, the Incentive Plan provides for several types of equity-based incentive compensation awards, namely performance units, performance shares, phantom stock, unrestricted bonus stock and dividend equivalent rights.

     The Incentive Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to certain limitations set forth in the Incentive Plan. All officers and key employees of the Company and its affiliates are eligible to participate in the Incentive Plan.

     A total of 502,693 shares of Common Stock are reserved for issuance pursuant to the Incentive Plan. In the event of a Change in Control of the Company (as defined in the Incentive Plan), stock incentives will become fully vested without regard to the exercisability of the award or any other conditions or restrictions. In connection with the Company's initial public offering, the Company caused all then-existing outstanding options (which had not been issued under any plan) to be surrendered in exchange for options with identical terms issued under the Incentive Plan. As of March 21, 1997, there were options for 416,371 shares of Common Stock outstanding under the Incentive Plan.

     Medirisk Non-Management Directors' Stock Option Plan. The Medirisk, Inc. Non-Management Directors' Stock Option Plan provides for the issuance of non-qualified stock options to directors of the Company who are not employed by or otherwise affiliated with the Company ("eligible" directors). A total of 100,000 shares of Common Stock are reserved for issuance pursuant to the Directors' Plan. The effective date of the Directors' Plan (the "Effective Date") was January 28, 1997, the effective date of the Company's initial public offering. See "Director Compensation."

  EMPLOYMENT AGREEMENT

     Mark A. Kaiser is a party to an employment agreement dated as of May 31, 1996, with Medirisk pursuant to which he serves as Chairman of the Board of Directors and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement is for an initial term of three years, commencing on May 31, 1996, with automatic one-year renewals thereafter, unless either party gives 60 days' advance notice of nonrenewal. The Employment Agreement provides for an initial annual base salary of $190,000, which may be increased annually at the discretion of the Compensation Committee of the Company, and an annual target bonus equal to 50% of his base salary for the applicable year, determined based upon Medirisk's performance with respect to goals established by the Compensation Committee. Mr. Kaiser is also entitled to participate in all of the Company's employee benefit plans. In addition, the Company granted options to purchase up to 32,480 shares of Common Stock at $0.6414 per share to Mr. Kaiser when the Employment Agreement was executed. The Employment Agreement provides that the Company shall grant Mr. Kaiser additional options to purchase 32,480 shares on each of the first and second anniversaries of the date of the agreement. These subsequent options will have an exercise price equal to the fair market value of the Common Stock on the date of grant. All of the options granted under the Employment Agreement vest ratably over five years from the date of grant or immediately upon the sale or other change of control involving the Company. The Employment Agreement contains a nondisclosure covenant, as well as covenants not to divert business or employees from the Company for one year following termination. In the event Mr. Kaiser terminates his employment for good reason, as defined in the Employment Agreement (which includes a voluntary termination by Mr. Kaiser one year after a change of control involving the Company), or if Medirisk terminates his employment other than for good cause, as defined in the Employment Agreement, Mr. Kaiser shall be entitled to continue to receive his base salary and all benefits until the later of May 31, 1999, or one year from the date of termination.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James K. Murray, III, was a member of the Compensation Committee during 1996, during which period he was also an Executive Vice President of HPSC. Prior to Mr. Murray's joining the Board of Directors, the Company and HPSC entered into a Securities Purchase Agreement, (the "Securities Purchase Agreement") pursuant to which the Company issued to HPSC 280,623 shares of Series B Convertible Preferred Stock for $2.0 million and Senior Subordinated Notes in an original principal amount equal to $6.9 million at par. At that time, the Company and HPSC entered into a Registration Rights Agreement giving HPSC certain demand and piggyback registration rights, a Shareholders' Agreement and Warrant Agreement. Pursuant to the Securities Purchase Agreement, HPSC has the right to name one person to be nominated to the Company's Board of Directors so long as HPSC owns or has the right to acquire at least 162,400 shares of Common Stock. In connection with the Company's initial public offering, during 1997 the Company repaid the HPSC Senior Subordinated Notes, and the Series B Convertible Preferred Stock was automatically converted into 182,292 shares of Common Stock.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Decisions and recommendations regarding the compensation of the Company's executives are made by the Compensation Committee which is composed entirely of directors who do not serve as officers or employees of the Company. Set forth below is a report of the persons who were members of the Compensation Committee during 1996 concerning the Company's compensation policies for 1996. The following report is not subject to incorporation by reference in any filings heretofore or hereafter made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     The Compensation Committee of the Board of Directors is responsible for establishing the policies and programs that determine the compensation of the Company's chief executive officer and other senior management. The Compensation Committee establishes base compensation (subject to such employment agreements as may be in place from time to time), increases in base compensation and bonus compensation (subject to such employment agreements as may be in place from time to time) for the Company's Chairman of the Board and Chief Executive Officer and its Chief Operating Officer and Chief Financial Officer and has approval authority over the recommendations of senior management for establishment of, and increases in, annual base and bonus compensation for all other officers and management employees of the Company. In addition, the Compensation Committee has exclusive authority to approve stock option (and other stock incentive) grants to all executive officers and employees. The Compensation Committee considers both internal and external data in determining officers' compensation, including relevant industry executive compensation data.

  COMPENSATION PHILOSOPHY

     The Company's compensation philosophy is that a substantial portion of the annual compensation of each executive officer must be contingent on the performance of the Company, as well as the individual contributions of each officer. As a result, much of the executive officer's compensation is "at risk," with annual bonus compensation (upon attaining 100% or more of target levels) accounting for not less than 33% of total cash compensation for senior management. The purpose of this philosophy is to align the executive's compensation closely with the Company's annual and long-range objectives, thereby serving the interests of the Company's stockholders. The Company also seeks to provide compensation opportunities that are competitive with companies of a similar size in similar industries to enable the Company to attract and retain highly qualified executives.

  COMPENSATION PROGRAM

     The Company's executive compensation program has three major components, all of which are intended to implement the Company's compensation philosophy:

          1. Base Salary. Base annual salary for the Chairman of the Board and Chief Executive Officer has generally been established by employment contract and is reviewed annually. Base salary for other executive officers is established when the officer is employed and is reviewed annually. In establishing and reviewing base salaries, the Compensation Committee bases its decisions on competitive pay practices of comparable companies, the skills and performance of the individual executive, and the needs and resources of the Company.

          2. Cash Incentive Compensation. Cash incentive compensation is made available annually in the form of bonuses based upon the attainment of specified business and personal goals. Bonuses are generally established as a percentage of base salary and are generally targeted at 50% of base salary. A major component of each executive's annual bonus compensation is tied to the Company's overall performance and profitably for the year.

          3. Equity-Based Incentive Compensation. The Company provides equity-based incentives to key employees through the Incentive Plan. The Incentive Plan is administered by the Compensation Committee. As a general practice, the Compensation Committee approves grants of options to key employees commensurate with their positions when they join the Company and considers additional discretionary grants on an annual basis thereafter based on performance.

     In the annual review process, the Compensation Committee approved the grant of 12,992 options to Mr. Kaiser in February 1996. When the Company and Mr. Kaiser entered into the Employment Agreement (as defined above) effective upon the expiration of his prior agreement on May 31, 1996, the Compensation Committee approved the grant of 32,480 options to Mr. Kaiser. The exercise prices for all option grants to Mr. Kaiser in 1996 was $0.6414 per share, a price determined by the Compensation Committee in light of the Company's history of losses and the uncertainties associated with integrating recent acquisitions, which price was below the fair market value of the underlying Common Stock on the date of grant ($1.92 per share, as determined by the Board of Directors based upon an arms' length third-party transaction occurring in June 1996). The Board of Directors and Compensation Committee approved such a discount to provide additional incentive to Mr. Kaiser and the other key employees of the Company to whom options were granted in the first half of 1996. Under the Employment Agreement, the Company has committed to grant an additional 32,480 options on each of the first and second anniversaries of the date of the Employment Agreement. The exercise price for options granted under these latter grants will be the fair market value of the Common Stock on the date of grant as quoted on the Nasdaq National Market. In connection with joining the Company, the Compensation Committee approved the grant of 32,480 options to Mr. Goins, which options have an exercise price of $0.6414 per share.

     The Compensation Committee believes that options granted after the Company's initial public offering will generally be granted at the market price on the date of grant. Historically, all options have vested over five years from the date of grant to provide incentive to key employees to remain with the Company, and the Compensation Committee intends to continue this practice. The Compensation Committee may, however, determine, in its discretion, to shorten this vesting period. The purpose of the Incentive Plan is to provide the economic incentives of ownership, create management incentives to improve stockholder value and, through the use of vesting periods, to encourage executives to remain with the Company and focus on long-term results. The Company has not granted stock appreciation rights, restricted stock awards or long-term incentive bonuses; however, the Incentive Plan permits grants of these types of incentives.

  OTHER EXECUTIVE COMPENSATION

     The Company provides benefits to executives that are also available to all of its and its subsidiaries' employees, including a 401(k) savings plan (which includes possible matching contributions), medical, life and disability insurance benefits. There are no other pension or retirement programs. The Company generally does not provide executive perquisites such as club memberships.

     The Securities and Exchange Commission requires that all Compensation Committees discuss how they intend to deal with the cap on deductibility of compensation over $1.0 million for executive officers. Given the Company's current compensation levels, the Compensation Committee does not believe it is necessary to consider this issue at this time. The Company intends to take necessary steps to ensure that its compensation policies maximize the deductibility of compensation paid to executives; however, the Compensation Committee may determine that non-deductible payments are appropriate in light of a particular executive's performance.

  CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Kaiser's 1996 compensation was derived partly from commitments under Mr. Kaiser's employment agreement entered into prior to 1996 (which expired in May 1996) and partly from new commitments entered into under the Employment Agreement effective May 31, 1996. See "Executive Compensation -- Employment Agreement." Under the prior agreement a discretionary increase in Mr. Kaiser's base salary to $190,000 (an 8.6% increase over his prior base salary for 1995) was approved by the Compensation Committee in February 1996, and the Company granted 12,992 options to Mr. Kaiser at that time. Mr. Kaiser received no bonus compensation for 1996. Mr. Kaiser's target annual bonus of 50% of base salary is established in the

Employment Agreement. The Employment Agreement provides that the amount of bonus is determined based upon the Company's performance with respect to goals established by the Compensation Committee.

     Mr. Kaiser's prior employment agreement expired effective May 31, 1996, and the Compensation Committee believed it important to obtain Mr. Kaiser's commitment to continue to serve the Company; as a result, the Compensation Committee elected to enter into the Employment Agreement with a term of three years. In entering into the new Employment Agreement the Compensation Committee considered its experience with, and knowledge of, the compensation of chief executive officers of similar companies, as well as Mr. Kaiser's importance to the Company and its operations. The Compensation Committee believed that Mr. Kaiser's cash compensation was below market levels but was consistent with the Company's resources and status and that his equity-based incentive package was below market. The new Employment Agreement continued Mr. Kaiser's base salary of $190,000. In addition, Mr. Kaiser was granted 32,480 options, and the Company committed to grant an additional 32,480 options on each of the first and second anniversaries of the date of the Employment Agreement. The Compensation Committee believed that these additional equity-based compensation awards were necessary to establish proper incentives for the retention of Mr. Kaiser and to provide added incentive to achieve the Company's short-term and long-term goals.

                                          COMPENSATION COMMITTEE
                                          During 1996

                                          Robert P. Pinkas, Chairman
                                          Michael J. Finn
                                          James K. Murray, III

                              CERTAIN TRANSACTIONS

     Mark A. Kaiser, Chairman of the Board, Chief Executive Officer and President of the Company, received a loan of $75,000 from the Company in 1994 in connection with the purchase of 116,928 shares of Common Stock at a price equal to $0.64 per share. In connection with such loan, Mr. Kaiser executed a promissory note providing for the payment of interest at the rate of 8.25% per annum. Mr. Kaiser made payments of principal and interest in 1994 and 1995, reducing the principal balance to approximately $36,000. In May 1996, as an inducement for Mr. Kaiser's execution of the Employment Agreement, such remaining principal balance was forgiven by the Company. In June 1996, the Company loaned Mr. Kaiser $112,500, and Mr. Kaiser executed an unsecured promissory note providing for the repayment of such amount plus interest at the rate of 8.25% per annum.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Company's Board of Directors has selected KPMG Peat Marwick LLP to conduct the audit of the annual financial statements of the Company and its consolidated subsidiaries for 1997. KPMG Peat Marwick LLP has no financial interest in the Company and does not have any connection with the Company except in its professional capacity as an independent auditor.

     The Audit Committee approves all material non-audit services to be provided by KPMG Peat Marwick LLP and believes that these services have no effect on audit independence. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions.

                             STOCKHOLDER PROPOSALS
                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders, including nominations for the Board of Directors, intended to be presented to the annual meeting of stockholders to be held in 1998 should be submitted by certified mail, return receipt requested, and must be received by the Company at its principal executive offices in Atlanta, Georgia on or before December 15, 1997, to be eligible for inclusion in the Company's Proxy Statement and Proxy relating to that meeting. Any stockholder proposal must be in writing and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder submitting the proposal; (iii) the class and number of shares that are owned by such stockholder; (iv) the dates on which the stockholder acquired the shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of the stockholder in the proposal; and (vii) any other information required by the rules and regulations of the SEC.

                                 OTHER MATTERS

  SECTION 16(A) BENEFICIAL OWNER REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and Nasdaq. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Since the Company's Common Stock was not registered under the Securities Exchange Act of 1934 at any time during 1996, such reporting requirements were not applicable to the Company's executive officers, directors and owners during 1996.

  EXPENSES OF SOLICITATION

     The Company will bear all costs of soliciting proxies. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company, personally, by telephone or by facsimile. the Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

  MISCELLANEOUS

     Management is not aware of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated by proxies will vote in accordance with their best judgment on such matters.

  AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL 1996 (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO). STOCKHOLDERS WHO WOULD LIKE ADDITIONAL COPIES OF THE FORM 10-K OR ANY EXHIBIT OR SCHEDULE THERETO SHOULD DIRECT THEIR REQUESTS IN WRITING TO: MEDIRISK, INC., TWO PIEDMONT CENTER, SUITE 400, 3565 PIEDMONT ROAD, N.E., ATLANTA, GEORGIA 30305, ATTENTION: KENNETH
M. GOINS, JR., EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

                                          By Order of the Board of Directors

                                          BARRY W. BURT
                                          Secretary

                                                                        APPENDIX

PROXY

                                 MEDIRISK, INC.
                PROXY APPOINTMENT SOLICITED BY AND ON BEHALF OF
                             THE BOARD OF DIRECTORS

         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1997

    The undersigned Stockholder of Medirisk, Inc. (the "Company"), hereby constitutes and appoints Mark A. Kaiser, Kenneth M. Goins, Jr. and Barry W. Burt, or any one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the principal offices of the Company, Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305-1502, on May 21, 1997, at 10:30 a.m., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April 16, 1997, the receipt of which is acknowledged, in the manner specified below.

ELECTION OF DIRECTORS. On the proposal to elect the following persons to serve as Class I Directors for a three-year period and until their successors are elected and qualified:

                                    CLASS I

                                 Keith O. Cowan
                          William M. McClatchey, M.D.

                       [ ] FOR                [ ] ABSTAIN

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH ON THE REVERSE HEREOF AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

    Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each Stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                               SHARES HELD:
                                                           ---------------------

                                               ---------------------------------
                                                   Signature of Stockholder

                                               ---------------------------------
                                               Signature of Stockholder (If held
                                                           Jointly)

                                               Date:                        1997
                                                    ----------------------,
                                                       Month        Day